EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

Basic (loss) per share

For the three months ended		Shares
Basic shares outstanding at December 31, 2003		1,762,447
Net (loss)	$(358,656)	$(.20) per share

Weighted average basic shares outstanding	1,762,447

For the six months ended		Shares
Basic shares outstanding at December 31, 2003		1,762,447
Net (loss)	$(510,348)	$(.29) per share

Weighted average basic shares outstanding	1,762,447
Diluted (loss) per share

For the three months ended		Shares
Diluted shares outstanding at December 31, 2003		1,828,601
Net (loss)	$(358,656)	$(.20) per share *

Diluted shares outstanding	1,828,601

For the six months ended		Shares
Diluted shares outstanding at December 31, 2003		1,828,601
Net (loss)	$(358,656)	$(.29) per share *

Diluted shares outstanding	1,828,601

*	Note: Basic earnings per share is computed as earnings divided by weighted average shares outstanding. Diluted (loss) per share is the same as Basic (loss) per share when a loss occurs.

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